VANECK MERK GOLD TRUST

THIRD AMENDMENT TO DEPOSITARY TRUST AGREEMENT

This THIRD AMENDMENT TO DEPOSITARY TRUST AGREEMENT (this "Amendment"), dated as of August 20, 2024, is by and between Merk Investments LLC ("Merk Investments"), a Delaware limited liability company, as the sponsor of the VanEck Merk Gold Trust (in such capacity, the "Sponsor"), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as the trustee of the VanEck Merk Gold Trust (the "Trustee"):

WITNESSETH:

WHEREAS the Sponsor and the Trustee entered into that certain Depositary Trust Agreement, dated as of May 6, 2014 (as amended to date, the "Trust Agreement"), which created the Merk Gold Trust (the "Trust");

WHEREAS Merk Investments entered into a Marketing Agent Agreement (the "Marketing Agent Agreement") dated October 22, 2015, with Van Eck Securities Corporation ("Van Eck"), a Delaware corporation, to assist in marketing the Merk Gold Shares (the "Shares");

WHEREAS the Sponsor and the Trustee, pursuant to the Marketing Agent Agreement, amended the Trust Agreement on October 22, 2015, in order to change the name of the Trust from "Merk Gold Trust" to "Van Eck Merk Gold Trust" and to change the name of the Shares from "Merk Gold Shares" to "Van Eck Merk Gold Shares";

WHEREAS the Sponsor and the Trustee, pursuant to the Marketing Agent Agreement, further amended the Trust Agreement on April 28, 2016, in order to change the name of the Trust from "Van Eck Merk Gold Trust" to "VanEck Merk Gold Trust" and to change the name of the Shares from "Van Eck Merk Gold Shares" to "VanEck Merk Gold Shares";

WHEREAS Van Eck, as the Marketing Agent of the Shares, has requested that the name of the Trust be further changed to "VanEck Merk Gold ETF";

WHEREAS the Sponsor has obtained (or will have obtained concurrent with effectiveness of this Amendment) all approvals necessary for such change of name; and

WHEREAS the Sponsor and the Trustee desire to amend the Trust Agreement pursuant to Section 6.1 of the Trust Agreement to refer to the new name of the Trust.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee hereby agree as follows:

1. Effective on August 30, 2024, the name of the Trust shall be "VanEck Merk Gold ETF" and all references to "VanEck Merk Gold Trust" in the Trust Agreement shall be amended to read "VanEck Merk Gold ETF."

2. In accordance with Section 6.1 of the Trust Agreement, the Sponsor hereby certifies to the Trustee that the provisions of this Amendment do not impose or increase any fees or charges

relating to the Trust and do not otherwise prejudice any substantial existing right of the Registered Owners or Beneficial Owners, *provided,* nothing herein waives or otherwise limits the Sponsor's further rights pursuant to Section 6.1 of the Trust Agreement to increase or decrease the amount of the Sponsor's Fee under specified conditions therein.

3. This Amendment may be signed in counterparts and by computer scanned or facsimile transmission of an originally executed document, each of which when taken together shall constitute one agreement binding on all the parties notwithstanding that not all the parties are signatories to the same counterpart.

4. Except as expressly amended by this Amendment, the Trust Agreement shall remain in full force and effect.

5. In case any one or more of the provisions contained in this Amendment should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Amendment shall in no way be affected, prejudiced or disturbed thereby.

6. This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

7. Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Trust Agreement.

8. By entering into this Amendment, the Trust and the Trustee do not become parties to the Marketing Agent Agreement. The Trustee does not hereby grant any consent, express or implied, or undertake to grant any consent, or make any agreement, other than as expressly provided herein.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, MERK INVESTMENTS LLC and THE BANK OF NEW YORK MELLON have duly executed this Third Amendment to the Depositary Trust Agreement as of the day and year first set forth above.

MERK INVESTMENTS LLC

By: ______________________

Name: A. Merk

Title: President

THE BANK OF NEW YORK MELLON,

as Trustee

By: ______________________

Name: Jonathan Bangor

Title: Senior Vice President

[Third Amendment to Depositary Trust Agreement acknowledgment, Sponsor]

STATE OF CALIFORNIA)
: ss.:
COUNTY OF Santa Clara)

On the 20th day of Aug in the year 2024, before me, the undersigned, personally appeared Alexander Merk, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

ETSUKO HARTNETT
COMM. # 2426889
NOTARY PUBLIC-CALIFORNIA
COUNTY OF SAN MATEO
MY COMM. EXP. DEC. 12, 2026

Notary Public

(Notary seal)

[Third Amendment to Depositary Trust Agreement acknowledgment, Trustee]

COMMONWEALTH OF PA)
: ss.:
COUNTY OF ALLEGHENY)

On the 20 day of August in the year 2024, before me, the undersigned, personally appeared Jonathan Bangor personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Commonwealth of Pennsylvania - Notary Seal
Tara L. Raposa, Notary Public
Allegheny County
My commission expires June 13, 2026
Commission number 1421690
Member, Pennsylvania Association of Notaries

Tara L Raposa
Notary Public

(Notary seal)